Exhibit 99.1

Contacts:

Andrew Graham

Chief Financial Officer

Trimeris, Inc.

(919) 419-6050

TRIMERIS REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND YEAR END 2007

            Company reports GAAP earnings of $0.41 per share for the fourth quarter of 2007; quarterly adjusted earnings of $0.18 per share
            Company reports GAAP earnings of $1.24 per share for 2007; adjusted earnings of $0.87 per share
            Company initiates Phase I clinical trial for the Next Generation Fusion Inhibitor peptide TRI-1144.

MORRISVILLE, N.C. - March 13, 2008 - Trimeris, Inc. (Nasdaq: TRMS) today announced that the Company earned $0.41 per share for the quarter ended December 31, 2007, compared with $0.21 per share in the fourth quarter of 2006. Net income for the fourth quarter totaled $9.1 million, compared with $4.7 million in the prior year's fourth quarter. This increase was primarily driven by decreased operating expenses which were $4.0 million for the quarter ended December 31, 2007, compared to $8.1 million for the same period last year.

For the quarter ended December 31, 2007, the Company reported adjusted net income of $4.1 million, or $0.18 per share compared with $8.1 million, or $0.37 per share in the fourth quarter of 2006. This decrease was primarily driven by decreased collaboration income offset, in part, by increased royalty revenue and decreased operating expenses. Collaboration income decreased as a result of lower FUZEON sales in North America and higher cost of goods sold.

For the year ended December 31, 2007, the Company reported net income of $27.4 million, or $1.24 per share, compared with $7.4 million, or $0.34 per share, for the year ended December 31, 2006. This increase was primarily driven by increased revenue, increased collaboration income and decreased operating expenses. Total revenue and collaboration income was $49.4 million for the year ended December 31, 2007, compared to $37.0 million for 2006. This increase was primarily driven by increased milestone revenue as a result of the acceleration of revenue in the first quarter of 2007, increased royalty revenue from FUZEON sales outside of North America and increased collaboration income. Collaboration income increased as a result of a cost of goods sold credit recognized in the fourth quarter of 2007, offset, in part, by lower Fuzeon sales in North America and higher cost of goods sold in 2007. All sales of FUZEON are recorded by F. Hoffmann-La Roche Ltd. ("Roche"), Trimeris' collaborative partner.

For the year ended December 31, 2007, the Company reported adjusted net income of $19.2 million, or $0.87 per share, compared with $12.2 million, or $0.55 per share for the year ended December 31, 2006. This increase was primarily driven by decreased operating expenses and increased revenue. The increase in revenue between the periods was driven by increased royalty revenue from FUZEON sales outside of North America offset, in part by decreased collaboration income. Collaboration income decreased as a result of lower FUZEON sales in North America and higher cost of goods sold for the collaboration in 2007.

Cash, cash equivalents and investment securities available-for-sale totaled $69.6 million at December 31, 2007, compared to $48.6 million at December 31, 2006.

2008 and 2009 Guidance

As a convenience to investors, Trimeris is providing its outlook for 2008. This outlook is based upon numerous assumptions, all of which are subject to certain risks and uncertainties. For a discussion of the risks and uncertainties associated with these forward-looking statements, please see the Trimeris Safe Harbor Statement below.

In December 2007, the Company announced its strategic plan for 2008 designed to maximize cash flows from FUZEON while also advancing TRI-1144 to a value-creating milestone. In March 2008, the Company initiated a single ascending dose ("SAD") Phase I clinical trial for TRI-1144. The Company expects that the Phase I SAD study will be complete by the end of the third quarter. The Company may release interim data prior to the completion of the trial.

After June 30, 2008, the Company expects that it will no longer staff any research or development functions. As a result, total operating expenses are expected to be in the range of $10.0 million to $14.0 million in 2008 down from $24.0 million in 2007. The Company expects total operating expenses in 2009 to be in the range of $5.0 million to $10.0 million.

Conference Call

Trimeris will host a live conference call to discuss the fourth quarter 2007 financial results at 5:00 p.m. Eastern Time, today. To access the live call, please dial (800) 399-8403 (U.S.) or (706) 634-6565 (International). The conference ID number is 37940721. Telephone replay is available approximately two hours after the call through 11:59 p.m. Eastern Time, March 27, 2008. To access the replay, please call (800) 642-1687 (U.S.) or (706) 645-9291 (international). The information provided on the teleconference is only accurate at the time of the conference call, and Trimeris will take no responsibility for providing updated information.

Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The webcast can be accessed by going to Trimeris' website, www.trimeris.com.

About Trimeris, Inc.

Trimeris, Inc. (Nasdaq: TRMS) is a biopharmaceutical company engaged in the commercialization of therapeutic agents for the treatment of viral disease. The core technology platform of fusion inhibition is based on blocking viral entry into host cells. FUZEON, approved in the U.S., Canada and European Union, is the first in a new class of anti-HIV drugs called fusion inhibitors. For more information about Trimeris, please visit the Company's website at http://www.trimeris.com.

Statement Regarding Adjusted (Non-GAAP) Financial Information

In addition to disclosing financial results calculated in accordance with Generally Accepted Accounting Principles ("GAAP"), the Company has included certain adjusted financial results. Reconciliations between GAAP and adjusted earnings for the three months ended December 31, 2007 and 2006 and for year ended December 31, 2007 and 2006 are provided in the table below. The Company believes that the presentation of adjusted results provides meaningful supplemental information regarding our financial results for the three and twelve months ended December 31, 2007 as compared to the three and twelve months ended December 31, 2006 because the adjustments between GAAP and adjusted earnings provides information related to the ongoing operations of the Company. The Company believes that this financial information is useful to management and investors in assessing our historical performance and results. The Company will use these adjusted financial measures when evaluating its financial results, as well as for internal planning and forecasting purposes. The adjusted financial measures disclosed by the Company should not be considered a substitute for or superior to financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The adjusted financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Our results under GAAP have been adjusted for the following events that occurred during 2007: (1) an amendment to our research agreement with Roche that resulted in the accelerated recognition of milestone revenue, (2) reductions to the Company's workforce that resulted in additional expense, (3) a change in the method for calculating the cost of goods sold of FUZEON that resulted in a credit to the Company, and (4) an adjustment to our estimate of non-cash employee stock compensation expense as a result of the reduction in workforce. See the table and accompanying footnotes below for a detailed reconciliation of GAAP and adjusted earnings.

Reconciliations of GAAP and adjusted earnings for the three months ended December 31, 2007 and 2006 and for the year ended December 31, 2007 and 2006 are provided in the following table:
	Three Months Ended		Year Ended
	December 31, 2007 [in thousands except per share amounts] (unaudited)	December 31, 2006 [in thousands except per share amounts] (unaudited)	December 31, 2007 [in thousands except per share amounts]	December 31, 2006 [in thousands except per share amounts]
Net income (GAAP)	9,059	4,699	27,425	7,384
Milestone Revenue [1]	(66)	(530)	(9,435)	(3,430)
Charges related to reductions in workforce[2]	1,645	3,161	5,909	3,161
Cost of Goods Sold Credit[3]	(5,470)	-	(5,470)	-
Non-cash employee stock compensation expense[4]	(1,074)	803	735	5,063
Net income (adjusted)	4,094	8,133	19,164	12,178
Diluted net income per share (GAAP)	0.41	0.21	1.24	0.34
Diluted net income per share (adjusted)	0.18	0.37	0.87	0.55

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes our lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012. We have excluded all milestone revenue for all periods.

[2] During the three and twelve months ended December 31, 2007 and 2006, the Company recorded charges to the Statement of Operations related to reductions in workforce.

[3] Recently, the Company entered into discussions with Roche related to the models used to calculate cost of goods sold for FUZEON. During the course of our discussions, the Company and Roche have concluded that the models being used resulted in an overestimate in the costs of goods sold being charged to the collaboration. As a result, the Company has received a credit from Roche of approximately $5.5 million for over charges to FUZEON cost of goods sold during the period from 2003 to 2006. The credit appears in the calculation of collaboration income for the fourth quarter 2007. The credit is reflected on our balance sheet as a receivable from Roche which is included in other current assets, as opposed to cash or cash equivalents.

At present, the Company remains in active discussions related to the calculation of cost of goods sold for 2007 and 2008 and, as such, cannot accurately determine if cost of goods sold as a percentage of net sales will increase, decrease or remain the same. Although discussions are on-going, the Company cannot be certain when a final resolution will be reached.

[4] As a result of the reduction in workforce, in the fourth quarter of 2007, the Company experienced increased forfeitures for employee stock options resulting in a credit to non-cash employee stock compensation expense.

Trimeris Safe Harbor Statement
This document and any attachments may contain forward-looking information about the Company's financial results and business prospects that involve substantial risks and uncertainties. These statements can be identified by the fact that they use words such as "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially are the following: there is uncertainty regarding the success of research and development activities, regulatory authorizations and product commercializations; we are dependent on third parties for the sale, marketing and distribution of our drug candidates; the market for HIV therapeutics is very competitive with regular new product entries that could affect the sales of our products; the results of our previous clinical trials are not necessarily indicative of future clinical trials; and our drug candidates are based upon novel technology, are difficult and expensive to manufacture and may cause unexpected side effects. For a detailed description of these factors, see Trimeris' Form 10-K filed with the Securities and Exchange Commission on March 16, 2007 and its subsequent periodic reports filed with the SEC.

Trimeris, Inc.

Statements of Operations

[in thousands, except per share amounts]
	Three Months Ended December 31, (unaudited)		Year Ended December 31,
	2007	2006	2007	2006
Revenue:
Milestone revenue [1]	$ 66	$ 530	$ 9,435	$ 3,430
Royalty revenue	3,865	3,433	15,727	11,812
Collaboration income [2]	8,531	8,570	24,223	21,738
Total revenue and collaboration income	12,462	12,533	49,385	36,980

Operating expenses:
Research and development	3,018	4,352	12,883	18,333
General and administrative	950	3,712	11,100	12,453
Total operating expenses [3]	3,968	8,064	23,983	30,786

Operating income	8,494	4,469	25,402	6,194

Other income (expense)
Interest income	808	580	3,010	1,987
Gain on sale of equipment	7	--	24	7
Interest/accretion expense	(116)	(199)	(635)	(781)
Total other income	699	381	2,399	1,213

Income before income taxes and cumulative effect of change in accounting principle	9,193	4,850	27,801	7,407
Income tax provision	134	151	376	275
Income before cumulative effect of change in accounting principle	9,059	4,699	27,425	7,132
Cumulative effect of change in accounting principle	--	--	-	252

Net income	$ 9,059	$ 4,699	$ 27,425	$ 7,384

Basic income per share before cumulative effect of accounting change	$ 0.41	$ 0.21	$ 1.24	$ 0.33
Accounting change	--	--	--	0.01
Basic net income per share	$ 0.41	$ 0.21	$ 1.24	$ 0.34

Diluted income per share before cumulative effect of accounting change	$ 0.41	$ 0.21	$ 1.24	$ 0.33
Accounting change	--	--	--	0.01
Diluted net income per share	$ 0.41	$ 0.21	$ 1.24	$ 0.34

Weighted average shares outstanding - basic	22,117	21,913	22,065	21,895

Weighted average shares outstanding - diluted	22,141	22,018	22,085	22,005

Notes:

[1] On March 13, 2007, the Company entered into an agreement with Roche that amended the terms of the Research Agreement. Under this agreement, all rights and joint patents and other intellectual property rights to the next generation fusion inhibitor peptides falling under the Research Agreement, which includes the lead drug candidate, TRI-1144, reverted to Trimeris. As a result of this agreement, the Company accelerated revenue recognition for past milestone payments received from Roche into the first quarter of 2007 because our period of joint development ended. These milestone payments were previously being amortized over the length of the joint research and development period of the next generation fusion inhibitor peptides or through December 2012.

[2] Collaboration income represents our share of the net operating results from the sale of FUZEON in the United States and Canada under our collaboration agreement with Hoffmann-La Roche, Inc., our collaborative partner. These net operating results consist of net sales less cost of goods (gross margin), less selling and marketing expenses and other costs related to the sale of FUZEON. Recently, the Company has entered into discussions with Roche related to the models used to calculate cost of goods sold for FUZEON. During the course of our discussions, the Company and Roche have concluded that the models being used resulted in an overestimate in the costs of goods sold being charged to the collaboration. As a result, the Company has received a credit from Roche of approximately $5.5 million for over charges to FUZEON cost of goods sold during the period from 2003 to 2006. The credit appears in the calculation of collaboration income for the fourth quarter 2007.

[3] Included in operating expenses for the three and twelve months ended December 31, 2007 and 2006 are expenses of $1.6 million, $5.9 million, $3.2 million and $3.2 million, respectively, for the reductions in workforce that occurred during these periods.

Trimeris, Inc.

Condensed Balance Sheets

[$ in thousands]

	December 31, 2007	December 31, 2006
Assets
Cash, cash equivalents and short-term investment securities available-for-sale	$ 60,640	$ 48,035
Other current assets	12,979	14,445
Total current assets	73,619	62,480
Property, furniture and equipment - net	1,644	2,160
Long-term investment securities available-for-sale	8,952	604
Total other assets	9,906	9,659
Total assets	$ 94,121	$ 74,903
Liabilities and Stockholders' Equity
Total current liabilities	$ 6,439	$ 8,907
Long term portion of deferred revenue	1,569	9,151
Accrued marketing costs	17,923	17,288
Accrued compensation - long-term	150	1,072
Other liabilities	718	713
Total liabilities	26,799	37,131

Total stockholders' equity	67,322	37,772
Total liabilities and stockholders' equity	$ 94,121	$ 74,903

FUZEON Net Sales

(Recognized by Roche, our collaborative partner)

[$ in millions]

	Three Months Ended December 31, (unaudited)		Years Ended December 31,
	2007	2006	2007	2006

United States and Canada	$ 31.5	$ 42.2	$ 124.3	$ 134.2
Rest of World	35.0	31.1	142.5	114.8
Worldwide Total	$ 66.5	$ 73.3	$ 266.8	$ 249.0

--end--